EXHIBIT 10.16

2005 DECLARATION OF AMENDMENT

TO BB&T CORPORATION SUPPLEMENTAL DEFINED

CONTRIBUTION PLAN FOR HIGHLY COMPENSATED EMPLOYEES

THIS DECLARATION OF AMENDMENT, made the 25th day of October, 2005, by BB&T Corporation (the “Company”) to the BB&T Corporation Supplemental Defined Contribution Plan for Highly Compensated Employees (the “plan”).

R E C I T A L S :

It is deemed advisable to amend the plan to (i) designate the administrative committee under the plan as the Employee Benefits Plan Committee; and (ii) designate the Compensation Committee of the Board of Directors of the Company as the committee responsible for selecting the key employees eligible to participate in the plan and the deemed investment funds under the plan.

NOW, THEREFORE, the plan shall be and hereby is amended, effective as of the date hereof, as follows:

1. Delete Section 2.8 of the plan in its entirety and substitute therefor the following:

“2.8 ‘Committee’ means the Employee Benefits Plan Committee provided for in Section 8.”

2. Delete 2.15 of the plan in its entirety and substitute therefor the following:

“2.15 ‘Eligible Employee’ means each Employee who is determined by the Compensation Committee of the Board (the ‘Compensation Committee’) or its delegate to be a highly compensated employee and who is selected by the Compensation Committee or its delegate to participate in the Plan. In no event may an Employee whose annual compensation is less than the dollar amount specified in Code Section 414(q)(l)(B)(i) be considered highly compensated for purposes of the Plan. An Employee shall cease to be an Eligible Employee immediately upon the first to occur of the following (i) the Employee’s termination of Service; (ii) determination by the Compensation Committee or its delegate that the Employee is no longer a highly compensated employee; or (iii) determination by the Compensation Committee or its delegate in its sole discretion that the Employee shall no longer be eligible to participate in the Plan. See Section 2.24 with respect to provisions governing participation in the Plan by an Eligible Employee. The Compensation Committee may delegate to an authorized officer the authority to make the determinations required by this Section 2.15, including the selection of Employees as Eligible Employees.”

3. Delete the first sentence of Section 2.22 of the plan and substitute therefor the following:

“‘Investment Funds’ means the mutual funds described in Exhibit C attached hereto. The Compensation Committee shall determine from time to time the mutual funds to be described in Exhibit C and shall cause Exhibit C to be amended accordingly.”

4. In the last sentence of Section 8.2 of the plan, insert the phrase “(including the Compensation Committee”) immediately after the words “Board committee.”

5. Delete Section 10.2(i) of the plan in its entirety and renumber the remaining subparagraphs accordingly.

6. Insert the following new Section 10.4 to the plan immediately after Section 10.3:

“10.4 Compensation Committee:

(i) To determine the Employees eligible to participate in the Plan except to the extent otherwise provided in Section 2.15; and

(ii) To determine from time to time the mutual funds to be described on Exhibit C.

In carrying out its duties and responsibilities, the provisions of Sections 8.2, 8.3, 8.4, 8.5, 8.10, 8.11, 8.12 and 8.13 shall apply equally to the Compensation Committee.”

IN WITNESS WHEREOF, this Declaration of Amendment has been executed as of the day and year first above stated.

BB&T CORPORATION

By:	/s/ Robert E. Greene
Authorized Representative

Attest:

/s/ M. Patricia Oliver
Secretary

[Corporate Seal]

2

BB&T CORPORATION

SUPPLEMENTAL DEFINED CONTRIBUTION

PLAN FOR HIGHLY COMPENSATED EMPLOYEES

AMENDED AND RESTATED

EFFECTIVE NOVEMBER 1, 2001

BB&T CORPORATION

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

FOR HIGHLY COMPENSATED EMPLOYEES

2.31	Service	8
2.32	Spouse or Surviving Spouse	8

Section 3.	Credits to Account	9
3.1	Salary Reduction Credits	9
3.2	Company Discretionary Credits	10
3.3	Incentive Compensation Credits	10

Section 4.	Vesting	11

Section 5.	Payment of Benefits	11
5.1	Distribution	11
5.2	Payment of Benefits for Reasons Other Than Death	11
5.3	Payment of Death Benefit	13

Section 6.	Unforeseeable Emergency Payments	14
6.1	Conditions for Request	14
6.2	Written Request	14
6.3	Processing of Request	14
6.4	Rules	15

Section 7.	Deemed Investments and Adjustment of Accounts	15
7.1	Deemed Investment of Accounts in Investment Funds	16
7.2	Adjustment of Fixed Rate Account	17
7.3	Adjustment of Investment Fund Accounts	20
7.4	Rules	21

Section 8.	Administration by Committee	21
8.1	Membership of Committee	21
8.2	Committee Officers; Subcommittee	21
8.3	Committee Meetings	22
8.4	Transaction of Business	22
8.5	Committee Records	22
8.6	Establishment of Rules	22
8.7	Conflicts of Interest	22
8.8	Correction of Errors	23
8.9	Authority to Interpret Plan	23
8.10	Third Party Advisors	23
8.11	Compensation of Members	23
8.12	Committee Expenses	24
8.13	Indemnification of Committee	24

Section 9.	Funding	24

Section 10.	Allocation of Responsibilities	25
10.1	Board	25

10.2	Committee	25
10.3	Plan Administrator	26

Section 11.	Benefits Not Assignable; Facility of Payments	26
11.1	Benefits Not Assignable	26
11.2	Payments to Minors and Others	26

Section 12.	Beneficiary	27

Section 13.	Amendment and Termination of Plan	27

Section 14.	Communication to Participants	28

Section 15.	Claims Procedure	29
15.1	Filing of a Claim for Benefits	29
15.2	Notification to Claimant of Decision	29
15.3	Procedure for Review	30
15.4	Decision on Review	30
15.5	Action by Authorized Representative of Claimant	30

Section 16.	Parties to the Plan	31
16.1	Single Plan	31
16.2	Service; Allocation of Costs	31
16.3	Committee	31
16.4	Authority to Amend and Terminate	31

Section 17.	Compliance with Section 16 of the Securities Exchange Act of 1934 and Rule 16b-3 Trading Restrictions	31

Section 18.	Special Provisions Relating to Scott & Stringfellow, Inc. and Scott & Stringfellow Financial, Inc. Deferral Plan	32
18.1	Payment of Benefits Upon Termination of Service	32
18.2	Payment of Benefits After Age 70	33

Section 19.	Miscellaneous Provisions	34
19.1	Notices	34
19.2	Lost Distributees	34
19.3	Reliance on Data	34
19.4	Receipt and Release for Payments	35
19.5	Headings	35
19.6	Continuation of Employment	35
19.7	Construction	35
19.8	Nonliability of Employer	35
19.9	Severability	35
19.10	Merger and Consolidation	36
19.11	Withholding Taxes	36

EXHIBIT A:	CREDITING RATE AS OF NOVEMBER 1, 2001	A-1

EXHIBIT B:	DESIGNATED INCENTIVE COMPENSATION PLANS	B- l

EXHIBIT C:	INVESTMENT FUNDS AS OF NOVEMBER 1, 2001	C- l

EXHIBIT D:	ELIGIBLE EMPLOYEES ELIGIBLE TO PARTICIPATE IN THE PLAN AS OF NOVEMBER 1, 2001	D-1

EXHIBIT E:	DETERMINATION OF INVESTMENT FUND CREDITS AS OF NOVEMBER 1, 2001	F-1

EXHIBIT F:	EMPLOYER-PARTIES AS OF NOVEMBER 1, 2001	F-1

BB&T CORPORATION

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

FOR HIGHLY COMPENSATED EMPLOYEES

Section	1. Establishment and Purpose:

1.1 Establishment of Plan: Effective as of January 1, 1998, BB&T Corporation (the “Company”) adopted the “BB&T Corporation Supplemental Defined Contribution Plan for Highly Compensated Employees” (the “Prior Plan”) for the benefit of certain eligible highly compensated employees of the Company and participating Affiliates. The Prior Plan is hereby amended and restated, effective as of November 1, 2001, and shall be known as the BB&T CORPORATION SUPPLEMENTAL DEFINED CONTRIBUTION PLAN FOR HIGHLY COMPENSATED EMPLOYEES (the “Plan”). All benefits from the Plan shall be payable solely from the general assets of the Company and participating Affiliates. The Plan is comprised of both an “excess benefit plan” within the meaning of Section 3(36) of ERISA and an unfunded plan maintained for the purposes of providing deferred compensation to a “select group of highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA. The Plan, therefore, is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA.

1.2 Purpose of Plan: The primary purpose of the Plan is to supplement the benefits payable to certain participants under the qualified BB&T Corporation 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. The Plan is also intended to provide certain participants in the Company’s executive incentive compensation plans with an effective means of deferring on a pre-tax basis a portion of the payments they are entitled to receive under such plans.

1.3 Application of Plan: The terms of this Plan are applicable only to Participants who are in the Service of the Company or a participating Affiliate on or after November 1,2001.

Section 2. Definitions and Construction:

Wherever appropriate, words used in the Plan in the singular may include the plural, or the plural may be read as the singular. References to one gender shall include the other. A capitalized term used, but not defined in the Plan, shall have the same meaning given in Section 1 of the Savings Plan, depending on the context in which the term is used. Whenever used in this Plan, including Section 1 and this Section 2, the following capitalized terms shall have the meaning set forth below (unless otherwise indicated by the context) rather than any definition provided under the Savings Plan:

2.1 “Account” means the aggregate of the unfunded, separate bookkeeping accounts established and maintained with respect to each Participant pursuant to the provisions of Section 7. The separate bookkeeping accounts that may be established and maintained with respect to the Account shall include the following:

2.1.1 “Discretionary Account” means the separate bookkeeping account to be kept for each Participant to which Company Discretionary Credits shall be credited.

2.1.2 “Incentive Compensation Account” means the separate bookkeeping account to be kept for each Participant to which Incentive Compensation Credits under any designated Incentive Compensation Plan shall be credited.

2.1.3 “Prior Plan Account” means the separate bookkeeping account to be kept for each Participant to reflect that portion of the Account (if any) attributable to an account maintained by an Employer on behalf of a Participant pursuant to any other unfunded nonqualified plan or contract of deferred compensation which was transferred to this Plan at the direction of the Committee.

2.1.4 “Profit Sharing Account” means the separate bookkeeping account to be kept for each Former S&S Participant (as defined in Section 18) which is attributable to the profit sharing credits made on behalf of the Former S&S Participant pursuant to the S&S Plan (as defined in Section 18).

2.1.5 “Salary Reduction Account” means the separate bookkeeping account to be kept for each Participant to which Salary Reduction Credits shall be credited.

Separate sub-accounts shall be established and maintained with respect to each separate bookkeeping account, which sub-accounts shall include a “Fixed Rate Account” and one or more “Investment Fund Accounts.” The Fixed Rate Account and the Investment Fund Accounts shall be adjusted in the manner provided in Section 7.

2.2 “Accrued Benefit” means with respect to each Participant the balance credited to his Account as of the applicable Adjustment Date following adjustment thereof as provided in Section 7.

2.3 “Adjustment Date” means each day securities are traded on the New York Stock Exchange, except regularly scheduled holidays of Branch Banking and Trust Company, a North Carolina corporation with its principal office at Winston-Salem, North Carolina.

2.4 “Affiliate” means any corporation which, with the Company, is a member of a controlled group of employers as defined in Section 414(b) of the Code.

2.5 “Beneficiary” means the person, persons or entity designated or determined pursuant to the provisions of Section 12 of the Plan to receive the balance of the Participant’s Account under this Plan, if any, after his death.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

2.8 “Committee” means the Administrative Committee provided for in Section 8.

2.9 “Company” means BB&T Corporation, a North Carolina corporation with its principal office at Winston-Salem, North Carolina, or any successor thereto by merger, consolidation or otherwise.

2.10 “Company Discretionary Credits” means the amounts credited to the Participant’s Discretionary Account by the Committee pursuant to the provisions of Section 3.2.

2.11 “Covered Compensation” means the wages within the meaning of Section 3401 (a) of the Code and all other payments of compensation to the Participant by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Participant a written statement (as currently reportable on Form W-2) under Sections 6041(d); 6051(a)(3) and 6052 of the Code, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed, subject to the following adjustments:

(a) There shall be excluded amounts paid or reimbursed by the Employer for moving expenses incurred by the Participant to the extent that at the time of payment it is reasonable to believe that these amounts are deductible by the Participant under Section 217 of the Code;

(b) There shall be excluded any fringe benefits or welfare benefits;

(c) There shall be included any amounts contributed by the Participant to an employee benefit plan maintained by the Employer pursuant to a salary reduction agreement which are not includible in the gross income of the Participant under Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403 (b) of the Code;

(d) There shall be included any compensation deferred pursuant to Sections 3.1 and 3.3 of this Plan; and

(e) There shall be included amounts in excess of the limitation described in Section 401(a)(17) of the Code.

2.12 “Crediting Rate” means the rate in effect as of the first day of each Plan Year and utilized throughout the entire Plan Year in crediting interest to the balance in the Fixed Rate Accounts of each Participant. The Crediting Rate shall be determined in the manner described in Exhibit A attached hereto, as the same may be amended from time to time by the Committee. Prior to the beginning of each Plan Year, the Committee shall notify the Participants in writing of the Crediting Rate for such Plan Year.

2.13 “Deferral Election Form” means the election form executed by the Participant pursuant to the provisions of Section 3.3 of the Plan.

2.14 “Effective Date” means November 1, 2001.

2.15 “Eligible Employee” means each Employee who is determined by the Committee to be a highly compensated employee and who is selected by the Committee to participate in the Plan. In no event may an Employee whose annual compensation is less than the dollar amount specified in Code § 414(q)(l)(B)(i) be considered highly compensated for purposes of the Plan. An Employee shall cease to be an Eligible Employee immediately upon the first to occur of the following: (i) the Employee’s termination of Service; (ii) determination by the Committee that the Employee is no longer a highly compensated employee; or (iii) determination by the Committee in its sole discretion that the Employee shall no longer be eligible to participate in the Plan. See Section 2.24 with respect to provisions governing participation in the Plan by an Eligible Employee.

2.16 “Employee” means an individual in the Service of the Employer if the relationship between him and the Employer is the legal relationship of employer and employee.

2.17 “Employer” means the Company and participating Affiliates. See Section 16 for special provisions concerning participating Affiliates.

2.18 “Entry Date” means the Effective Date and thereafter January 1 of each Plan Year. Under special circumstances, such as the acquisition of an Affiliate, the Committee may designate a date other than January 1 of a Plan Year as an Entry Date.

2.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended (including amendments of the Code affected thereby) and rules and regulations issued thereunder.

2.20 “Incentive Compensation Credits” means the amounts credited to the Participant’s Incentive Compensation Account by the Committee pursuant to the provisions of Section 3.3.

2.21 “Incentive Compensation Plan” means any executive incentive compensation plan maintained by the Company, as designated by the Committee on Exhibit B attached hereto as the same may be amended from time to time, under which a Participant is entitled to receive an annual or long-term cash award based on the satisfaction of pre-established, objective performance goals.

2.22 “Investment Funds” means the mutual funds described in Exhibit C attached hereto, as the same may be amended from time to time by the Committee. Prior to the beginning of each Plan Year, the Committee shall notify the Participants in writing of the Investment Funds for such Plan Year. Each mutual fund described in Exhibit C is sometimes referred to herein as “Investment Fund.”

2.23 “Investment Fund Credit” means, with respect to each Investment Fund, a bookkeeping unit used for the purpose of crediting deemed shares of the Investment Fund to the corresponding Investment Fund Account of each Participant. Each Investment Fund Credit shall be equal to one share of the Investment Fund. The value of each Investment Fund Credit shall be equivalent to the net value of a share of the Investment Fund as of the applicable Adjustment Date.

2.24 “Participant” means with respect to any Plan Year an Eligible Employee who has entered the Plan and any former Employee who has an Accrued Benefit remaining under the Plan. An Eligible Employee or former Employee on the Effective Date who was a participant in the Prior Plan immediately preceding the Effective Date shall be a Participant in this Plan on the Effective Date. An Eligible Employee who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the Entry Date determined by the Committee; provided, that an Eligible Employee shall not become a Participant in this Plan unless (i) the contributions to his Salary Reduction Contribution (Before-Tax) Account, his Employer Basic Matching Contribution Account and his Employer Supplemental Matching Contribution Account under the Savings Plan are less than such contributions would otherwise be under the Savings Plan if such plan did not observe the limitations described in Sections 401(a)(17), 401(k), 402(g) and 415 of the Code, or if such Plan included deferrals under Sections 3.1 and 3.3 of this Plan in its definition of Compensation; or (ii) he is eligible to participate in any Incentive Compensation Plan. A Participant shall cease to be a Participant as of the date he ceases to be an Eligible Employee or ceases to be a participant in the Savings Plan and any Incentive Compensation Plan. A Participant who separates from Service with the Employer and who later returns to Service will not be eligible to reenter this Plan and become a Participant except upon satisfaction of such terms and conditions as the Committee shall establish following the Participant’s return to Service, whether or not the Participant shall have an Accrued Benefit remaining under the Plan on the date of his return to Service. The Eligible Employees eligible to participate in the Plan are designated on Exhibit D attached hereto, as it may be amended from time to time by the Committee.

2.25 “Plan” means the unfunded, non-qualified deferred compensation plan as herein set out or as duly amended.

2.26 “Plan Year” means the 12-calendar-month period ending on December 31 of each year.

2.27 “Prior Plan” means the BB&T Corporation Supplemental Defined Contribution Plan for Highly Compensated Employees as in effect prior to November 1, 2001.

2.28 “Salary Reduction Election Form” means the election form executed by the Participant pursuant to the provisions of Section 3.1 of the Plan.

2.29 “Salary Reduction Credits” means the amounts credited to the Participant’s Salary Reduction Account by the Committee pursuant to the provisions of Section 3.1 of the Plan.

2.30 “Savings Plan” means the BB&T Corporation 401(k) Savings Plan (as amended and restated as of January 1, 2000), as it may be amended from time to time.

2.31 “Service” means employment by the Employer as an Employee.

2.32 “Spouse” or “Surviving Spouse” means, except as otherwise provided in the Plan, the legally married or surviving spouse of a Participant.

Section 3. Credits to Account:

3.1 Salary Reduction Credits:

3.1.1 Amount of Salary Reduction Credits:

(a) Each Participant who is a participant in the Savings Plan may elect, by executing a Salary Reduction Election Form, to reduce on a pre-tax basis his Covered Compensation from the Employer for any Plan Year by an amount equal to the difference between (1) and (2), where:

(1) is a whole percentage of Covered Compensation equal to the same contribution percentage elected by the Participant under Section 2.1 of the Savings Plan (as such Section may be hereafter amended); and

(2) is an amount equal to the maximum Salary Reduction Contributions that has been, or will be, made to the Participant’s Salary Reduction Contribution (Before-Tax) Account under the Savings Plan (determined with respect to all Savings Plan provisions, and the limitations described in Sections 401(a)(17), 401 (k), 401(m), 402(g) and 415 of the Code) for such Plan Year.

(b) An amount equal to the Participant’s Salary Reduction Credits shall be credited by the Committee to the Salary Reduction Account maintained for the Participant pursuant to Section 7.

3.1.2 Time for Crediting Salary Reduction Credits: The amount of Salary Reduction Credits to be credited to the Salary Reduction Account of a Participant shall be credited to the Participant’s Salary Reduction Account at the same time and in the same manner as Salary Reduction Contributions are credited to the Participant’s Salary Reduction Contribution (Before-Tax) Account under the Savings Plan.

3.1.3 Administrative Rules Governing Salary Reduction Elections: A salary reduction election pursuant to Section 3.1.1 shall be made by the Participant by executing and delivering to the Committee a Salary Reduction Election Form in accordance with such rules and procedures as are adopted by the Committee from time to time. The Salary Reduction Election Form must be received by the Committee prior to the beginning of each Plan Year (or the date the Participant is first eligible to participate in the Savings Plan, if he becomes so eligible during the Plan Year) and shall be irrevocable for the Plan Year (or remainder of the Plan Year), if applicable.

3.2 Company Discretionary Credits:

3.2.1 Amount of Company Discretionary Credits: At the discretion of the Company and pursuant to the directions of the Company, the Committee shall credit to the Discretionary Account of a Participant a Company Discretionary Credit, which shall be an amount determined by the Company. The determination of which Participant or Participants shall be credited with a Company Discretionary Credit and the amount of such credit shall be determined solely by the Company.

3.2.2 Time for Crediting Company Discretionary Credits: The amount of Company Discretionary Credits to be credited to the Discretionary Account of the Participant shall be credited by the Committee to the Participant’s Discretionary Account at such time or times as the Committee so designates.

3.3 Incentive Compensation Credits:

3.3.1 Amount of Incentive Compensation Credits: Each Participant who is a participant in any Incentive Compensation Plan may elect, by executing a Deferral Election Form, to defer, on a pretax basis, an amount equal to either 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90%, or 100% of the benefit otherwise payable to him under such Incentive Compensation Plan. An amount equal to the amount deferred shall be credited by the Committee as an Incentive Compensation Credit to the Incentive Compensation Account of the Participant.

3.3.2 Time for Crediting Incentive Compensation Credits: The amount of Incentive Compensation Credits to be credited to the Incentive Compensation Account of the Participant shall be credited by the Committee to the Participant’s Incentive Compensation Account as of that date certain which the benefits payable under the Incentive Compensation Plan would have otherwise been paid to the Participant.

3.3.3 Administrative Rules Governing Incentive Compensation Credits: An election by the Participant to defer benefits earned under an Incentive Compensation Plan pursuant to Section 3.3.1 shall be made on a Deferral Election Form at a time determined by the Committee and shall be irrevocable when made. In establishing the time of election, the Committee shall select a date that will not result in the constructive receipt of income to a Participant who elects to defer benefits earned under the Incentive Compensation Plan.

Section 4. Vesting:

The interest of a Participant in his Salary Reduction Account, Discretionary Account, Incentive Compensation Account and Prior Plan Account shall be fully vested (i.e., nonforfeitable) at all times.

Section 5. Payment of Benefits:

5.1 Distribution: Except as otherwise provided in Section 6, the vested Accrued Benefit of a Participant shall be distributed to or with respect to a Participant only upon termination of the Participant’s Service with the Employer (including all Affiliates thereof). Payment of benefits on account of a non-death termination of Service shall be made in accordance with Section 5.2. Payment of benefits on account of the death of the Participant shall be made in accordance with Section 5.3.

5.2 Payment of Benefits for Reasons Other Than Death:

5.2.1 Form of Distribution: Subject to the provisions of Section 17, the vested Accrued Benefit of a Participant who has terminated Service for any reason other than death shall be paid to the Participant or applied for his benefit under one of the following options, as elected by the Participant:

(1) Term Certain Option: Payment of his vested Accrued Benefit to him in monthly installments over a term certain not to exceed 180 months. If the term certain selected by the Participant pursuant to this Section 5.2.1 would result in payments of less than $100.00 per month, payments shall be made at the rate of $100.00 per month until the Participant’s vested Accrued Benefit is paid in full.

(2) Lump Sum Option: Payment of his vested Accrued Benefit to him in a lump sum.

The election of the form of distribution (the “Form Election”) shall be made by the Participant on a form approved by the Committee and filed with the Committee as provided in Section 5.2.3. If the Participant fails to elect a distribution option, his vested Accrued Benefit shall be paid to him under the Lump Sum Option. The amount of a Participant’s vested Accrued Benefit for purposes of any distribution made pursuant to this Section 5 shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee.

5.2.2 Commencement and Timing of Distribution: Except as otherwise provided in Section 6 and subject to the provisions of Section 17, no benefit payments will be made to the Participant from the Plan under this Section 5.2 until the Service of the Participant is terminated. Payment of his vested Accrued Benefit shall commence within one of the following periods, as elected by the Participant:

Option (1)	Distribution shall commence within the 60-day period next following the date the Service of the Participant terminates.
Option (2)

         Distribution shall commence within the period beginning on the first day of January of the Plan Year which next follows the Plan Year in which the Service of the Participant terminated and ending on the last day of February of such Plan Year.

Option (3)	Distribution shall commence within the 60-day period next following the date the Participant attains age 65.
Option (4)

         Distribution shall commence within the period beginning on the first day of January of the Plan Year which next follows the Plan Year in which the Participant attains age 65 and ending on the last day of February of such Plan Year.

The election of the date as of which distribution shall commence (the “Timing Election”) shall be made on a form approved by the Committee and filed with the Committee as provided in Section 5.2.3. If the Participant fails to elect one of these options, Option (1) will be deemed to have been elected by the Participant.

5.2.3 Timing of Election: The Form Election and Timing Election shall be made by the Participant on or before the Entry Date the Participant enters the Plan. The Participant’s election may be revoked at any time by the Participant during the “Election Period.” The Election Period begins as of the Entry Date the Participant enters the Plan and ends on the earlier to occur of (i) the date the Participant terminates Service; or (ii) the date which precedes the date payment of his benefit is to commence by twelve (12) calendar months. The Form Election and Timing Election in effect as of the close of the Election Period shall be irrevocable.

5.2.4 Medium of Distribution: Distributions from the Plan shall be made in cash.

5.2.5 Installment Payments: If the Participant’s vested Accrued Benefit is to be distributed in installments pursuant to the Term Certain Option, the amount of each monthly installment shall initially be equal to the value of the Account as of the date benefit payments are to commence multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the total number of installments to be paid. As of each February 1 (the “Annual Valuation Date”), the amount of the monthly installment payment shall be adjusted so that for the twelve consecutive month period beginning on such Annual Valuation Date the amount of each monthly installment payment shall be equal to the value of the Account on such Annual Valuation Date multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining to be paid. The Account shall continue to be adjusted as provided in Section 7 until the entire balance credited to the Account has been paid.

5.3 Payment of Death Benefit: On the death of a Participant, his vested Accrued Benefit shall be paid to his Beneficiary in accordance with the following special provisions:

5.3.1 Death Before Payments Begin: If the Participant dies before payment of his vested Accrued Benefit begins under Section 5.2, payment of his vested Accrued Benefit to his Beneficiary shall commence as soon as practicable following the date of the Participant’s death but in no event earlier than the sixtieth day next following the date of the Participant’s death. The amount of the Participant’s vested Accrued Benefit for purposes of any distribution made pursuant to this Section 5.3.1 shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee. The vested Accrued Benefit of the Participant shall be paid to the Beneficiary in cash under the Lump Sum Option described in Section 5.2.1(2).

5.3.2 Death After Payments Begin: If the Participant dies on or after payment of his vested Accrued Benefit commences under Section 5.2, the remaining payments (if any) that would have been made to the Participant had he not died shall be made to the Participant’s Beneficiary in the same manner as they would have been paid to the Participant had he lived.

5.3.3 Rules: Subject to the provisions of Section 17, the Committee may from time to time adopt additional policies or rules governing the manner in which distributions will be made from the Plan so that the Plan may be conveniently administered.

Section 6. Unforeseeable Emergency Payments:

6.1 Conditions for Request: Subject to the provisions of Section 17, a Participant may, at any time prior to his termination of Service, make application to the Committee to receive a cash payment in a lump sum of all or a portion of the total amount credited to his Account (excluding for this purpose his Profit Sharing Account, if any) by reason of an unforeseeable emergency. The amount of a payment on account of an unforeseeable emergency shall not exceed the amount required to meet the financial hardship created by the unforeseeable emergency and not otherwise reasonably available from other resources of the Participant (including all amounts that may be withdrawn from the Savings Plan). An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of a Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether an unforeseeable emergency exists within the scope of this Section 6.1 shall be made by the Committee in its sole and absolute discretion, and its decision to grant or deny a payment on account of an unforeseeable emergency shall be final. The Committee shall apply uniform and nondiscriminatory standards in making its decision.

6.2 Written Request: The Participant’s request for a payment on account of an unforeseeable emergency must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount to be paid from his Account, and the total amount of the actual expense incurred or to be incurred on account of hardship.

6.3 Processing of Request: If a payment under this Section 6 is approved, such payment shall be made as soon thereafter as practicable. The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a payment on account of an unforeseeable emergency. If a Participant terminates Service after a request is approved in accordance with this Section 6 but prior to payment of the full amount approved, the approval of his request shall be automatically void and the benefits he is entitled to receive under the Plan shall be paid in accordance with the applicable payment provisions of the Plan. Only one payment because of an unforeseeable emergency shall be made within any Plan Year. A hardship withdrawal made under this Section 6 shall be charged to the separate bookkeeping accounts which are available for a hardship withdrawal in the following order: (i) Incentive Compensation Account; (ii) Salary Reduction Account; (iii) Prior Plan Account; and (iv) Discretionary Account. Subject to the provisions of Section 17, with respect to each such separate bookkeeping account, such hardship withdrawal shall be charged to the Fixed Rate Account and the Investment Fund Accounts with respect to such separate bookkeeping account on a pro rata basis.

6.4 Rules: Subject to the provisions of Section 17, the Committee may from time to time adopt additional policies or rules governing the manner in which such payments because of an unforeseeable emergency may be made so that the Plan may be conveniently administered.

Section 7. Deemed Investments and Adjustment of Accounts:

The Committee shall establish and maintain in behalf of each Participant the following four separate bookkeeping accounts with respect to his Account: (1) Salary Reduction Account; (2) Discretionary Account; (3) Incentive Compensation Account; (4) Prior Plan Account; and (5) Profit Sharing Account. The Committee shall also establish and maintain with respect to each separate bookkeeping account a sub-account entitled the “Fixed Rate Account.”

If the Participant elects to have all or a portion of the amount credited to each separate bookkeeping account deemed invested in one or more of the Investment Funds as provided in Section 7.1, the Committee shall establish a sub-account entitled “Investment Fund Account” with respect to the amount deemed invested in each Investment Fund.

7.1 Deemed Investment of Accounts in Investment Funds: In accordance with procedures adopted by the Committee, a Participant may elect to have all or a portion (in whole percentages of 1%) of the amount credited to each separate bookkeeping account deemed invested in one or more of the Investment Funds. An election to invest in the Investment Funds shall be made by the Participant in accordance with such rules and procedures as are adopted by the Committee from time to time. Subject to the provisions of Section 7.2, any amounts credited to each separate bookkeeping account of the Participant which are not deemed to be invested in the Investment Funds shall be credited to the Fixed Rate Account (which functions as a sub- account of the applicable separate bookkeeping account) and shall be credited with earnings as described in Section 7.3. Unless modified or revoked by the Participant, an election to invest in the Investment Funds shall continue in effect until such time as the distribution of the Participant’s vested Accrued Benefit is processed by the Committee or its designee in accordance with the provisions of Section 5. A Participant unilaterally may modify or revoke his election as of any Adjustment Date by providing advance notice to the Committee in accordance with such rules and procedures as are adopted by the Committee from time to time. Any amount the Participant has elected to be deemed invested in an Investment Fund shall be converted into Investment Fund Credits with respect to that Investment Fund in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. The value of any Investment Fund Credits the Participant has elected to be deemed sold from an Investment Fund Account and credited to another Investment Fund Account or his Fixed Rate Account shall be determined in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. All deemed dividends, capital gains or other income distributions payable with respect to the Investment Fund Credits allocated to an Investment Fund Account shall be converted into Investment Fund Credits with respect to that Investment Fund in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. In the event the Committee shall change the manner in which amounts are to be converted to Investment Fund Credits or the manner in which Investment Fund Credits are to be deemed sold, it shall communicate such change to Participants in writing in advance of the date such change is to be effective. Fractional shares shall be accounted for as such. The Investment Fund Accounts shall be adjusted as provided in Section 7.4.

7.2 Adjustment of Fixed Rate Account: Except as provided in Section 7.3 with respect to the adjustment of the Investment Fund Accounts, as of the close of business of the Company on each Adjustment Date, each Fixed Rate Account with respect to each separate bookkeeping account shall be adjusted as follows:

7.2.1 Salary Reduction Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Salary Reduction Account) of each Participant shall be adjusted in this order:

(1) There shall be debited (i) the total amount of any payments deemed made from such account since the next preceding Adjustment Date, and (ii) the total amount deemed applied since the next preceding Adjustment Date to the deemed purchase of Investment Fund Credits for the Investment Fund Accounts of the Participant (which accounts function as sub-accounts of the Salary Reduction Account).

(2) There shall be credited the total amount of any Salary Reduction Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

(3) There shall be credited cash proceeds from the deemed sale of any Investment Fund Credits then allocated to the Investment Fund Accounts of the Participant which the Participant has elected to be credited to his Fixed Rate Account.

(4) There shall be credited an amount equal to the product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Salary Reduction Account) as of such Adjustment Date (after adjustment for any distributions as of such Adjustment Date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

7.2.2 Discretionary Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Discretionary Account) of each Participant shall be adjusted in this order:

(1) There shall be debited (i) the total amount of any payments deemed made from such account since the next preceding Adjustment Date, and (ii) the total amount applied since the next preceding Adjustment Date to the deemed purchase of Investment Fund Credits for the Investment Fund Accounts of the Participant (which accounts function as sub-accounts of the Discretionary Account).

(2) There shall be credited the total amount of any Company Discretionary Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

(3) There shall be credited cash proceeds from the deemed sale of any Investment Fund Credits then allocated to the Investment Fund Accounts of the Participant which the Participant has elected to be credited to his Fixed Rate Account.

(4) There shall be credited an amount equal to the product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Discretionary Account) as of such Adjustment Date (after adjustment for any distributions as of such adjustment date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

7.2.3 Incentive Compensation Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Incentive Compensation Account) of each Participant shall be adjusted in this order:

(1) There, shall be debited (i) the total amount of any payments deemed made from such account since the next preceding Adjustment Date and (ii) the total amount deemed applied since the next preceding Adjustment Date to the purchase of Investment Fund Credits for the Investment Fund Accounts of the Participant (which accounts function as sub-accounts of the Incentive Compensation Account).

(2) There shall be credited the total amount of any Incentive Compensation Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

(3) There shall be credited cash proceeds from the deemed sale of any Investment Fund Credits then allocated to the Investment Fund Accounts of the Participant which the Participant has elected to be credited to his Fixed Rate Account.

(4) There shall be credited an amount equal to the product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Incentive Compensation Account) as of such Adjustment Date (after adjustment for any distributions as of such adjustment date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

7.2.4 Prior Plan Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Prior Plan Account) of each Participant shall be adjusted in this order:

(1) There shall be debited (i) the total amount of any payments deemed made from such account since the next preceding Adjustment Date and (ii) the total amount deemed applied since the next preceding Adjustment Date to the purchase of Investment Fund Credits for the Investment Fund Accounts of the Participant (which accounts function as sub-accounts of the Prior Plan Account).

(2) There shall be credited the total amount of any Prior Plan Account Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

(3) There shall be credited cash proceeds from the deemed sale of any Investment Fund Credits then allocated to the Investment Fund Accounts of the Participant which the Participant has elected to be credited to his Fixed Rate Account.

(4) There shall be credited an amount equal to the product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Prior Plan Account) as of such Adjustment Date (after adjustment for any distributions as of such adjustment date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

7.2.5 Profit Sharing Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Profit Sharing Account) of each Participant shall be adjusted in this order:

(1) There shall be debited (i) the total amount of any payments deemed made from such account since the next preceding Adjustment Date and (ii) the total amount deemed applied since the next preceding Adjustment Date to the purchase of Investment Fund Credits for the Investment Fund Accounts of the Participant (which accounts function as sub-accounts of the Profit Sharing Account).

(2) There shall be credited the total amount of any Profit Sharing Account Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

(3) There shall be credited cash proceeds from the deemed sale of any Investment Fund Credits then allocated to the Investment Fund Accounts of the Participant which the Participant has elected to be credited to his Fixed Rate Account.

(4) There shall be credited an amount equal to the product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Profit Sharing Account) as of such Adjustment Date (after adjustment for any distributions as of such adjustment date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

7.3 Adjustment of Investment Fund Accounts: The provisions of this Section 7.3 shall apply separately to each Investment Fund Account of the Participant. As of the close of business of the Company on each Adjustment Date, the number of Investment Fund Credits allocated to the Investment Fund Account of each Participant with respect to each separate bookkeeping account shall be adjusted in the following order:

7.3.1 There shall be debited any Investment Fund Credits deemed sold from the Investment Fund Account since the next preceding Adjustment Date.

7.3.2 There shall be credited (i) any shares of the Investment Fund deemed purchased with amounts converted into Investment Fund Credits, and

(ii) any additional shares of Investment Fund Credits deemed purchased as a result of any deemed dividends, capital gains or other income distributions payable since the next preceding Adjustment Date with respect to Investment Fund Credits allocated to the Participant’s Investment Fund Account.

7.4 Rules: Subject to the provisions of Section 17, the Committee may establish any rules or regulations necessary to implement the provisions of this Section 7.

Section 8. Administration by Committee:

8.1 Membership of Committee: The Committee shall consist of not less than three nor more than seven individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

8.2 Committee Officers; Subcommittee: The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Chairman of the Committee shall constitute the Plan Administrator and shall be agent for service of legal process on the Plan. In addition, notwithstanding any provision herein, any subcommittee established by the Committee or any Board committee or subcommittee may be granted such authority, and be comprised of such members, as is necessary to comply with the conditions imposed by Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

8.3 Committee Meetings: The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

8.4 Transaction of Business: A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

8.5 Committee Records: The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

8.6 Establishment of Rules: Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

8.7 Conflicts of Interest: No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

8.8 Correction of Errors: The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

8.9 Authority to Interpret Plan: Subject to the claims procedure set forth in Section 15, the Committee and the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to interpret the Plan and to make determinations as to eligibility for participation and benefits under the Plan. Interpretations and determinations by the Committee and the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive on all interested persons. Such interpretations and determinations shall only be set aside if the Committee and the Plan Administrator are found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.

8.10 Third Party Advisors: The Committee may engage an attorney, accountant or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

8.11 Compensation of Members: No fee or compensation shall be paid to any member of the Committee for his service as such.

8.12 Committee Expenses: The Committee shall be entitled to reimbursement by the- Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

8.13 Indemnification of Committee: No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company’s own assets), each member of the Committee and each other officer, Employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

Section 9. Funding:

The Plan is intended to be both an excess benefit plan and an unfunded plan of deferred compensation maintained for a select group of highly compensated employees. The obligation of the Employer to make payments hereunder shall constitute a general unsecured obligation of the Employer to the Participant. Notwithstanding the foregoing, the Company shall establish and maintain a special separate fund as provided for in the document entitled “BB&T Corporation Non-Qualified Deferred Compensation Trust” The Employer shall make contributions to the trust from time to time in accordance with Section 5 thereof. Notwithstanding the foregoing, no Participant or his Beneficiary shall have any legal or equitable rights, interest or claims in any particular asset of the trust or the Employer by reason of the Employer’s obligation hereunder, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Employer and a Participant or any other person. To the extent that any person acquires a right to receive payments from the trust or the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

Section 10. Allocation of Responsibilities:

The persons responsible for the Plan and the duties and responsibilities allocated to each, which shall be carried out in accordance with the other applicable terms and provisions of the Plan, shall be as follows:

10.1 Board:

(i) To amend the Plan (other than the Exhibits);

(ii) To appoint and remove members of the Committee;

(iii) To terminate the Plan; and

(iv) To take any actions required to comply with federal and state securities laws (except to the extent that the Committee or a committee or subcommittee established pursuant to Section 8.2 is authorized to do so).

10.2 Committee:

(i) To determine the Employees eligible to participate in the Plan;

(ii) To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 15 relating to claims procedure;

(iii) To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv) To account for the Accrued Benefits of Participants;

(v) To direct the Employer in the payment of benefits, and

(vi) To the extent necessary or advisable, to amend the Exhibits attached hereto.

10.3 Plan Administrator:

(i) To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agencies to which reports may be required to be submitted from time to time;

(ii) To provide for disclosure of Plan provisions and other information relating to the Plan to Participants and other interested parties; and

(iii) To administer the claims procedure to the extent provided in Section 15.

Section 11. Benefits Not Assignable; Facility of Payments:

11.1 Benefits Not Assignable: No portion of any benefit held or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

11.2 Payments to Minors and Others: If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 12. Beneficiary:

The Participant’s Beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant’s estate. The designation of a Beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a Beneficiary (the “Primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the Contingent Beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no Contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.

Section 13. Amendment and Termination of Plan:

The Board may amend or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant’s Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accrued Benefit without the Participant’s prior written consent to such amendment. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Notwithstanding the foregoing, and until otherwise decided by the Board, the officer of the Company specifically designated in resolutions adopted by the Board shall have the authority to amend the Plan to provide for the merger or consolidation of another non-qualified defined contribution plan into this Plan, and in connection therewith, to set forth any special provisions that may apply to the participants in such other plan on an Exhibit attached hereto. Upon termination of the Plan, distribution of the Accrued Benefit of a Participant shall be made to the Participant or his Beneficiary in the manner and at the time described in Section 5 of the Plan. No additional credits of Salary Reduction Credits, Company Discretionary Credits, or Incentive Compensation Credits shall be made to the respective separate bookkeeping accounts of a Participant following termination of the Plan, but the Account of each Participant shall continue to be adjusted as provided in Section 7 until the balance of the Account of the Participant has been fully distributed to him or his Beneficiary.

Section 14. Communication to Participants:

The Company shall communicate the principal terms of the Plan to the Participants. The Company shall make a copy of the Plan available for inspection by Participants and their Beneficiaries during reasonable hours, at the principal office of the Company.

Section 15. Claims Procedure:

The following claims procedure shall apply with respect to the Plan:

15.1 Filing of a Claim for Benefits: If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Section 15 shall be taken instead by another member of the Committee designated by the Committee.

15.2 Notification to Claimant of Decision: Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time) the Plan Administrator shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan Administrator fails to notify the Claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

15.3 Procedure for Review: Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

15.4 Decision on Review: The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

15.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

15.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

15.4.3 The decision of the Committee shall be final and conclusive.

15.5 Action by Authorized Representative of Claimant: All actions set forth in this Section 15 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 16. Parties to the Plan:

Subject to the approval of the Board, an Affiliate that has adopted the Savings Plan may adopt this Plan and become an employer-party to this Plan by resolutions approved by its Board of Directors. The Affiliates which are employer-parties to this Plan are listed on Exhibit F attached hereto, as the same may be amended from time to time by the Committee. The following special provisions shall apply to all employer-parties to the Plan:

16.1 Single Plan: The Plan shall apply as a single plan with respect to all parties as if there were only one employer-party.

16.2 Service; Allocation of Costs: Service for purposes of the Plan shall be interchangeable among employer-parties to the Plan and shall not be deemed interrupted or terminated by the transfer at any time of a Participant from the Service of one employer-party to the Service of another employer-party. In determining the cost of providing benefits under the Plan, each employer-party shall be responsible for the cost associated with the Employees of such employer-party who are Participants in the Plan.

16.3 Committee: The Committee which administers the Plan as applied to the Company shall also be the Committee as applied to each other employer-party to the Plan.

16.4 Authority to Amend and Terminate: The Board of the Company shall have the power to amend or terminate the Plan as applied to each employer-party.

Section 17. Compliance with Section 16 of the Securities Exchange Act of 1934 and Rule 16b-3 Trading Restrictions:

The transactions under the Plan are intended to be structured in accordance with the 1934 Act, including but not limited to the restrictions (if applicable) imposed by Rule 16b-3 adopted under the 1934 Act. In addition to the provisions contained in the Plan, transactions by persons subject to Section 16 shall be subject to such further conditions as may be required in order to comply with the terms of Rule 16b-3 and Section 16(b). Without limiting the foregoing, persons subject to Section 16 shall be required to comply with such rules and procedures regarding Plan participation and transactions as may be established by the Committee or a committee or subcommittee established pursuant to Section 8.2.

Section 18. Special Provisions Relating to Scott & Stringfellow, Inc. and Scott & Stringfellow Financial, Inc. Deferral Plan

Prior to July 1, 2001, Scott & Stringfellow, Inc. (“S&S”) sponsored and maintained the Scott & Stringfellow, Inc. and Scott & Stringfellow Financial, Inc. Deferral Plan (the “S&S Plan”). The purpose of the S&S Plan was to provide selected key employees with the opportunity to defer compensation on a pre-tax basis and to restore certain benefits that would have been provided under the tax-qualified plan of S&S except for the limitations under the Code. Effective as of July 1, 2001, the S&S Plan was merged into this Plan. All participants in the S&S Plan (the “Former S&S Participants”) on July 1, 2001 became Participants in this Plan on such date. Each Former S&S Participant’s Deferral Account under the S&S Plan became his Salary Reduction Account under this Plan. Each Former S&S Participant’s Profit Sharing Account under the S&S Plan became his Profit Sharing Account under this Plan. Notwithstanding the provisions of Section 5 of this Plan, a Former S&S Participant’s Profit Sharing Account shall be subject to the following special distribution rules:

18.1 Payment of Benefits Upon Termination of Service:

(a) If a Former S&S Participant terminates Service with the Employer after the S&S Participant’s Tenth Anniversary (as defined herein), the Former S&S Participant shall receive his Profit Sharing Account in a single sum cash payment as soon as administratively practical after the date that is six months after his termination of Service.

(b) If a Former S&S Participant terminates Service with the Employer before the Former S&S Participant’s Tenth Anniversary and the Former S&S Participant does not join a Competing Business (as defined herein) within six months after his termination of Service, the Former S&S Participant shall receive his Profit Sharing Account in a single sum cash payment as soon as administratively practical after the date that is six months after his termination of employment.

(c) If a Former S&S Participant terminates Service before his Tenth Anniversary and the Former S&S Participant joins a Competing Business within six months after his termination of Service, the Former S&S Participant shall forfeit the amount credited to his Profit Sharing Account.

(d) A Former S&S Participant’s Tenth Anniversary shall be the date on which he completes ten years of continuous employment with the Employer after the date he first become a participant in the S&S Plan.

(e) A Competing Business is any business that is engaged in an activity competitive with the business of the Employer in the same geographic area in which the Employer does business. A Former S&S Participant will be considered to have joined a Competing Business if, within six months after the Former S&S Participant’s termination of Service, the Former S&S Participant, directly or indirectly, alone or as a member of a partnership or group, (i) owns greater than a 5% interest in a Competing Business or (ii) manages, operates, joins, controls, is employed by, is a director of, participates in, advises, or engages in management, ownership, operation or control of any Competing Business. The Plan Administrator shall have sole discretion to determine whether a Participant has joined a Competing Business, and the determination of the Plan Administrator shall be final and binding.

(f) If a Former S&S Participant dies while an Employee of the Employer and before receiving payment of his Profit Sharing Account, the balance in his Profit Sharing Account shall be paid to his Beneficiary as soon as administratively practical after his death. If a Former S&S Participant dies within six months after his termination of Service, any amount that would have been payable to the Participant had he not died shall be paid to his Beneficiary as soon as administratively practical after his death.

18.2 Payment of Benefits After Age 70: Notwithstanding the foregoing, if a Former S&S Participant continues in Service after age 70, the Former S&S Participant’s Profit

Sharing Account shall be paid in a single sum cash payment as soon as administratively practical after the later of (i)the Former S&S Participant’s 70th birthday or (ii)the Former S&S Participant’s Tenth Anniversary.

Section 19. Miscellaneous Provisions:

19.1 Notices: Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Plan Administrator with his current address for the mailing of notices, reports, and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

19.2 Lost Distributees: A benefit shall be deemed forfeited if the Plan Administrator is unable after a reasonable period of time to locate the Participant or Beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for the forfeited benefit.

19.3 Reliance on Data: The Employer, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

19.4 Receipt and Release for Payments: Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

19.5 Headings: The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

19.6 Continuation of Employment: The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

19.7 Construction: The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina.

19.8 Nonliability of Employer: The Employer does not guarantee the Participants, former Participants or Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the Plan, nor does the Employer guarantee to any of them that the assets of the Employer will be sufficient to provide any or all benefits payable under the Plan at any time, including any time that the Plan may be terminated or partially terminated.

19.9 Severability: All provisions contained in this Plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, this Plan shall be interpreted as if such invalid provisions were not contained herein.

19.10 Merger and Consolidation: The Employer shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entities (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

19.11 Withholding Taxes: The Employer shall satisfy all federal, state and local withholding tax requirements prior to making any benefit payment under the Plan. Whenever under the Plan payments are to be made by the Employer in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements.

IN WITNESS WHEREOF, this non-qualified, deferred compensation plan is executed in behalf of the Company as of the 8th day of November, 2001, to be effective as of November 1,2001.

BB&T CORPORATION

By:	/s/ Robert E. Greene
President or vice President

Attest:

/s/ Jerone C. Herring
Secretary or Assistant Secretary

[Corporate Seal]

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